AMENDMENT No. 4

to the

amendED AND RESTATED DECLARATION OF TRUST

of

OPPENHEIMER SMALL- & MID-CAP GROWTH FUND

This Amendment Number 4 is made as of April 11, 2013, to be effective as of June 28, 2013, to the Amended and Restated Declaration of Trust of Oppenheimer Small- & Mid-Cap Growth Fund (the “Trust”), dated as of August 18, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Small- & Mid-Cap Growth Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 1, 2000, as amended and restated as of August 18, 2000, and as further amended as of January 12, 2006, June 30, 2010 and September 15, 2011 (the “Declaration of Trust”);

WHEREAS, the Trustees, acting pursuant to part 4(s) of ARTICLE SEVENTH and parts 6 and 12 of ARTICLE NINTH of the Declaration of Trust desire to make a permitted change to said Declaration of Trust without shareholder approval to change the name of the Trust from “Oppenheimer Small- & Mid-Cap Growth Fund” to “Oppenheimer Discovery Mid Cap Growth Fund”, and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, Article FIRST of the Trust’s Amended and Restated Declaration of Trust is amended to read as follows:

This Trust shall be known as “Oppenheimer Discovery Mid Cap Growth Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The Registered Agent for Service of Process is CT Corporation System, 155 Federal Street, Suite 700, Boston, MA 02110. The principal place of business of the Trust is 6803 South Tucson Way, Centennial, CO 80112.

This Amendment shall be effective from and after June 28, 2013. Acting pursuant to parts 6 and 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

/s/ Taylor V. Edwards
Taylor V. Edwards, Assistant Secretary

The Declaration of Trust establishing Oppenheimer Small- & Mid-Cap Growth Fund dated March 1, 2000, as amended and restated as of August 18, 2000, and as further amended as of January 12, 2006, June 30, 2010 and September 15, 2011, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.